Exhibit 99.1

PRESS RELEASE

INX Announces Completion of its Financial Restatement and the Filing of its 2009 and 2010 Financial Statements

HOUSTON--(BUSINESS WIRE)--June 3, 2011--INX Inc. (OTC: INXI; the “Company”; or “INX”) today announced that it has completed its financial restatement and has filed its 2009 and 2010 annual and quarterly financial statements.

Today the Company filed the following with the SEC:

●	The 2010 Form 10-K, including 2009 financial statements and restated financial statements for 2008.
●	The quarterly reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010, including restated results for the corresponding periods in 2009.

HIGHLIGHTS OF FINANCAL RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2010:

For the quarter ended December 31, 2010 compared to the same period in the prior year:

●	Total revenue increased 27.8% to $73.0 million from $57.1 million.
●	Product revenue increased 27.1% to $62.8 million from $49.4 million, with gross profit margin on product revenue increasing to 23.7% compared to 23.2%.
●	Service revenue increased 32.4% to $10.2 million from $7.7 million, with gross profit margin on service revenue increasing to 23.2% compared to 16.2%.
●	Gross profit on total revenue increased 35.7% to $17.2 million compared to $12.7 million, with gross profit margin on total revenue increasing to 23.6%, compared to 22.2%.
●	Operating loss was a loss of $880,000 compared to a loss of $3.4 million for the prior year period.
●	Net loss was $1.4 million compared to $3.5 million for the prior year period.
●	Diluted net loss per share was $0.15 per share compared to $0.39 per share.
●
Non-GAAP EBITDA was $1.4 million compared to $547,000.  During the 2010 quarterly period the Company incurred $2.0 million of costs associated with the restatement effort.  Exclusive of these costs non-GAAP EBITDA would have been $3.4 million.

For the year ended December 31, 2010 compared to the period year:

●	Total revenue increased 37.5% to $312.0 million from $226.9 million.
●	Product revenue increased 48.0% to $271.9 million from $184.0 million, with gross profit margin on product revenue remaining the same at 21.2%.
●	Service revenue decreased 6.8% to $40.0 million from $42.9 million, with gross profit margin on service revenue decreasing to 21.1% compared to 25.7%.
●	Gross profit on total revenue increased 31.6% to $66.0 million compared to $50.1 million, with gross profit margin on total revenue decreasing to 21.2%, compared to 22.1%.
●	Operating income was $1.4 million compared to an operating loss of $4.2 million.
●
Net income was $5.4 million compared to a net loss of $4.4 million for the prior year. In the current year the Company recognized a $5.5 million income tax benefit resulting from the release of the income tax valuation allowance.

●	Diluted net income per share was $0.54 per share compared to a loss of $0.50 per share.

●	Non-GAAP EBITDA was $7.8 million compared to $3.8 million for the prior year. Exclusive of $4.1 million of costs associated with the restatement effort, non-GAAP EBITDA would have been $11.9 million.

Commenting on the Company's 2010 fourth quarter and year results, Mark Hilz, INX's President and CEO, said “We were able to continue building the Company throughout the restatement process. This could not have been done without our field teams remaining focused on delivering for our customers and our corporate administrative and operations teams continuing to support the field in spite of the many additional requirements that we placed on them during this process.  To have generated the substantial growth we experienced in 2010 under these conditions is truly a tribute to everyone at INX. With the restatement complete we can focus more of our attention toward improved profitability and continued strong growth.”

OUTLOOK:

The following statements made by the Company are “forward-looking statements” and are subject to the Safe Harbor Statement set forth below.

We believe that our efforts towards creating a comprehensive national presence and the continued enhancements of our technology practice areas including network storage, server virtualization, contact center solutions, unified Communications and collaboration including video will result in continued growth opportunities for INX relative to the overall growth of the economy and technology industry.

While we cannot predict future economic conditions or general customer demand with certainty, based on information available to us we currently believe that the overall technology industry we operate in will continue to grow in 2011.  In addition, there are several factors specific to our business that we believe will contribute to a generally improving market for the solutions and services that we provide.  We believe the trend towards data center virtualization and virtual private cloud data center environments will drive increasing demand for larger, more powerful servers optimized for a virtualized data center environment, and connected to networked NAS and SAN storage devices using 10 Gigabit Ethernet networking within the data center technology infrastructure market.  We believe the trend towards the use of IP network-based telephony and video communications will continue to drive demand for the unified communications and collaboration solutions we provide, and that these trends and the trends in the way data centers are transitioning to a virtualized environment will continue to drive demand for the network infrastructure solutions that we provide.

Now that we are able to discuss GAAP revenue expectations, we plan to return to our former practice of providing a quarterly outlook of GAAP revenue.  For a two quarter transitional period through June 30, 2011, we will continue to provide guidance in the form of product order bookings.

We base our outlook for expected future revenue on our current contracts backlog, recent contract bookings trends, our estimated sales pipeline, and our estimates of product availability from our vendors.

For the first quarter ended March 31, 2011 we currently expect:

●
Total revenue of $76 million to $79 million, which would represent an increase of 8.5% to 12.8% compared to the prior year period, including services revenue of $10.5 million to $11.0 million, representing an increase of 14.8% to 20.3% compared to the prior year period.

●	Product bookings, which we believe provide a near-term indication of general customer demand, increased by 26.0% compared to the prior year period.
●	Approximately $2.7 million in costs related to the restatement.

For the second quarter ending June 30, 2011 we currently expect:

●
Total revenue of $88 million to $93 million, which would represent an increase of 4.2% to 10.1% compared to the prior year period, including services revenue of $10.5 million to $11.5 million, representing an increase of 7.2% to 17.4% compared to the prior year period.

●	Product bookings to increase by approximately 21% to 31% compared to the prior year period.
●	Approximately $2.0 million to $2.5 million in costs related to the restatement.

Commenting on the Company's outlook, Mark Hilz, INX's President and CEO, said “We believe we are well positioned in the segments of the IT infrastructure market that are expected to experience strong growth. Data center virtualization, cloud computing, unified communications and video are all expected to continue to grow at double digit rates. Q1 finished better than expected and we expect continued good growth in Q2 as well.   On the expense side, we have substantial work ahead of us to develop and maintain new internal controls, processes and procedures to manage financial reporting effectively and efficiently on a real time basis, and therefore we expect that our expenses will continue to be elevated for several quarters.”

BACKGROUND ON THE RESTATEMENT:

As previously disclosed in March 2010, the Company delayed its fourth quarter earnings release (for the year ended December 31, 2009) and was unable to file its Annual Report on Form 10-K for the fiscal year 2009 by its due date because of the need to reexamination its revenue recognition.  For additional details concerning the restatement please see the Form 10-K and Form 10-Qs filed today, which are available on the Company’s website at www.INXI.com/Information/sec.asp or by searching the Company’s filings at the SEC’s Edgar website.

Previously filed Annual Reports on Form 10-K and quarterly reports on Form 10-Q for the periods affected by the restatement have not been amended. Accordingly, investors should no longer rely upon the Company’s previously released financial statements for these periods and any earnings releases or other communications relating to these periods.

Commenting on the financial restatement, Jim Long, INX’s Executive Chairman, said “We are pleased to have this enormous and complex undertaking behind us.  The genesis of the restatement was our having grown rapidly over the past several years without ensuring that our internal controls over financial reporting kept pace with our growth.  This resulted in our having incorrectly applied EITF 00-21 to arrangements that included multiple deliverables, the original issue that was identified more than one year ago.  During this process we identified additional internal controls that need to be improved. Being able to properly account for revenue for arrangements with multiple deliverables requires effective financial reporting systems and processes designed to account for revenue at the arrangement level based upon the relative fair value of the various deliverables contained in the arrangement.  The restatement effort involved reviewing tens of thousands of customer contracts, and substantial system development activity.  The process required involvement from our sales, engineering, operations and administrative teams, who did an outstanding job of continuing to serve our customers and grow the business during these distractions.  As we move forward we will build on the system, process and procedure efforts that have resulted from this undertaking.  While we have made progress towards our goal of effective business and financial reporting systems and processes, there is still substantial work ahead of us.  We will be working diligently towards completing our first quarter financial statements and related Form 10-Q filing as soon as practicable.”

SUMMARY OF AFFECT OF RESTATEMENT ON PREVIOUSLY REPORTED OPERATING RESULTS:

The following tables set forth, for the periods indicated, summary financial data derived from our consolidated statements of operations for the periods restated, showing the affect of the restatement on previously reported operating results. Comprehensive annual and quarterly financial information for the periods restated is contained in the above-referenced Form 10-K and Form 10-Qs filed today.

	9 Months Ended September 30, 2009			Year Ended December 31, 2008
(in thousands)	As			As
	Previously	Revenue	As	Previously	Revenue	As
	Reported	Corrections	Restated	Reported	Corrections	Restated
Revenue:
Products	$137,834	$(3,206)	$134,628	$213,125	$(2,988)	$210,137
Services	35,706	(475)	35,231	46,032	151	46,183
Total revenue	173,540	(3,681)	169,859	259,157	(2,837)	256,320
Gross profit:
Products	28,215	(569)	27,646	37,881	(287)	37,594
Services	9,780	20	9,800	13,250	159	13,409
Total gross profit	37,995	(549)	37,446	51,131	(128)	51,003
Selling, general
and administrative expenses	38,337	(103)	38,234	48,784	(44)	48,740
Goodwill impairment charge	-	-	-	9,265	-	9,265
Other long-lived assets impairment charge	-	-	-	3,806	-	3,806
Operating (loss)	(342)	(446)	(788)	(10,724)	(84)	(10,808)
Interest and other expense, net	100	-	100	16	-	16
Income tax expense	212	(146)	66	2,011	(50)	1,961
Net (loss) from continuing operations	(454)	(300)	(754)	(12,751)	(34)	(12,785)
(Loss) from discontinued operations, net	(104)	-	(104)	37	-	37
Net (loss)	$(558)	$(300)	$(858)	$(12,714)	$(34)	$(12,748)

 CONFERENCE CALL AND WEBCAST:

An investor webcast and conference call is scheduled to begin Monday, June 6, 2011, at 10:30 a.m. Eastern Daylight Time to present the results and the Company's updated outlook, as well as provide an opportunity for INX management to answer investors' questions in a public format.

James Long, Executive Chairman; Mark Hilz, President and Chief Executive Officer; and Philip Rydzewski, Chief Financial Officer, are scheduled to be on the call to discuss the results and answer investors' questions.

The conference call will begin promptly at the scheduled time. Investors wishing to participate should call the telephone number at least five minutes prior to the scheduled start time.

To access the conference call within the U.S., dial 877-809-2547. For international/toll access, dial 706-634-9510. The conference ID is 72933226.

A slide presentation related to the information that will be presented on the call will be available for viewing during the conference call and webcast. To access the webcast presentation via the web, or download a PDF file of the slides used for the webcast, participants should access http://www.INXI.com/Webcasts/Q410call at least ten minutes prior to the call and log in to ensure web browser compatibility. Following the call, the above link will provide investors with the ability to access the presentation slides in PDF file format and listen to the replay conference call.

Beginning approximately one hour after the end of the conference call and ending on June 30, 2011 a replay of the conference call will be accessible by calling either 800-642-1687 from within the U.S., or 706-645-9291 for international/toll access. The conference ID for the replay will be the same as the conference call ID referenced above. The replay of the conference call for listening via the Internet, as well as a PDF file of the slide presentation used during the call, will be available by the following morning, and through at least June 30, 2011, from the Company's web site at the link referenced above.

SAFE HARBOR STATEMENT:

The statements contained in this document and conference call and related presentation that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations and are subject to a number of risks and uncertainties. We do not have contracts in hand that will generate the revenue that we expect for the current and future quarters for which we attempt to predict future events in the Outlook section of this press release above.

The actual results of the future events described in the forward-looking statements could differ materially from those stated in the forward-looking statements due to numerous factors, including:

●	Events that occur after the date of this announcement, as the results contained herein are subject to change based upon events or changes to circumstances subsequent to this announcement.
●	Market and economic conditions, including capital expenditures by enterprises for network, telephone communications and data center systems products and services.
●	Credit and financial market conditions that could impact customers' ability to finance purchases.
●	Whether the Company obtains anticipated contracts and other business, the timing of obtaining same, and the size and profitability of such contracts and business.
●
The Company's ability to attract and retain key management, sales and technical staff, and to successfully manage its technical employee resources, which is key to maintaining gross margin on services revenue.

●	The Company's ability to finance its business operations.
●	Risks associated with the Company’s entry into new markets and the ability of the Company to increase revenues and gain market share in recently opened new markets.
●	Risks associated with the Company’s introduction of offerings of additional areas of technology.
●	The Company's ability to obtain sufficient volumes of products for resale and maintain its relationship with its key supplier, Cisco Systems, Inc.
●	The continuance of, and the Company’s ability to qualify for, sales incentive programs from its key suppliers.
●
The Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies, and the risk of unexpected liabilities or loss of customers and other unforeseeable risks associated with making acquisitions.

●	The Company’s ability to grow its revenues in newly opened and/or acquired offices in new markets.
●	The Company’s ability to manage its business in a manner that results in increased revenues without a proportional increase in the costs of operating its business.
●	Unexpected customer contract cancellations.
●	Unexpected losses related to customer credit risk.
●	Uncertainties related to rapid changes in the information and communications technology industries.
●	Catastrophic events.
●
Other risks and uncertainties set forth from time to time in the Company's public statements and its most recent Annual Report filed with the SEC on Form 10-K, as such may be amended from time to time, which the Company makes available on its web site in PDF format at www.INXI.com/Information/sec.asp.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's past results of operations are not necessarily indicative of its operating results for any future periods. All information in this press release is as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT INX INC.:

INX Inc. (OTC: INXI) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Solutions are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, healthcare organizations, educational institutions, and federal, state and local governmental agencies. Because of its focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, INX believes it is well positioned to deliver superior solutions and services to its customers. Additional information about INX can be found on the Web at www.INXI.com.

CONTACT:

INX Inc.:
   Mark Hilz
   Chief Executive Officer
   (469) 549-3800

   Philip Rydzewski
   Chief Financial Officer
   (469)-549-3800

Hayden IR:
   Brett Maas
   (646) 536-7331
   Brett@Haydenir.com

ABOUT NON-GAAP MEASURES:

In its communications with investors, the Company references certain non-GAAP financial measures, which differ from GAAP measurements.  The Company uses the term EBITDA which is calculated as GAAP net income plus net interest income/expense, income tax expense/benefit, and depreciation and amortization.  The Company also uses the term Non-GAAP Adjusted EBITDA which is calculated as EBITDA plus non-cash equity compensation expense, non-cash asset impairment charges, adjustments to estimated contingent purchase consideration, and discontinued operations.  The Company believes that providing these non-GAAP measures in its communications with investors is useful to investors for a number of reasons. These non-GAAP measures provide a consistent basis of presentation for investors to understand the Company’s financial performance in comparison to historical periods using the same methodology and information that the Company’s management uses to evaluate the Company’s performance. A reconciliation of non-GAAP financial measures to GAAP basis can be found below (amounts in thousands except share and per share amounts).

	3 Months Ended December 31,
	2010	2009

GAAP net income	$(1,400)	$(3,527)
Interest expense (income)	(3)	32
Income taxes (benefit)	530	279
Depreciation & amortization	712	809
EBITDA	(161)	(2,407)
Non-cash equity compensation	579	479
Non-cash impairment charges	1,966	2,380
Contingent earnout adjustments	(1,024)	109
Discontinued operations	-	(14)
Adjusted EBITDA	$1,360	$547

	12 Months Ended December 31,
	2010	2009	2008

GAAP net income	$5,353	$(4,385)	$(12,748)
Interest expense (income)	19	24	(27)
Income taxes (benefit)	(3,913)	345	1,961
Depreciation & amortization	2,847	3,119	2,667
EBITDA	4,306	(897)	(8,147)
Non-cash equity compensation	2,224	2,093	1,731
Non-cash impairment charges	2,560	2,380	13,071
Contingent earnout adjustments	(1,278)	109	-
Discontinued operations	-	90	(37)
Adjusted EBITDA	$7,812	$3,775	$6,618

FINANCIAL STATEMENTS:

INX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2010	2009

Revenue:
Products	$62,751	$49,376
Services	10,210	7,712
Total revenue	72,961	57,088
Cost of goods and services:
Products	47,884	37,931
Services	7,844	6,462
Total cost of goods and services	55,728	44,393
Gross profit	17,233	12,695
Selling, general and administrative expenses	17,171	13,577
Goodwill impairment charges	1,966	2,380
Adjustments to estimated contingent purchase consideration	(1,024)	109
Operating loss	(880)	(3,371)
Interest and other income	10	109
Loss before income taxes	(870)	(3,262)
Income tax expense	530	279
Net loss from continuing operations	(1,400)	(3,541)
Loss from discontinued operations, net of taxes	—	14
Net loss	$(1,400)	$(3,527)

Basic net loss per share:
Net loss from continuing operations	$(0.15)	$(0.39)
Loss from discontinued operations, net of taxes	—	—
Net loss per share - Basic	$(0.15)	$(0.39)
Diluted net loss per share:
Net loss from continuing operations	$(0.15)	$(0.39)
Loss from discontinued operations, net of taxes	—	—
Net loss per share - Diluted	$(0.15)	$(0.39)

Weighted average shares - Basic	9,449,780	9,038,777
Weighted average shares - Diluted	9,449,780	9,038,777

INX INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2010	2009	2008
			(As Restated)
Revenue:
Products	$271,942	$184,004	$210,137
Services	40,035	42,943	46,183
Total revenue	311,977	226,947	256,320
Cost of goods and services:
Products	214,405	144,913	172,543
Services	31,587	31,893	32,774
Total cost of goods and services	245,992	176,806	205,317
Gross profit	65,985	50,141	51,003
Selling, general and administrative expenses	63,341	51,811	48,740
Goodwill impairment charges	2,560	2,380	9,265
Other long-lived assets impairment charges	—	—	3,806
Adjustments to estimated contingent purchase consideration	(1,278)	109	—
Operating income (loss)	1,362	(4,159)	(10,808)
Interest expense	(29)	(64)	(330)
Interest income	10	40	357
Other income (expense), net	97	233	(43)
Income (loss) before income taxes	1,440	(3,950)	(10,824)
Income tax (benefit) expense	(3,913)	345	1,961
Net income (loss) from continuing operations	5,353	(4,295)	(12,785)
Income (loss) from discontinued operations, net of taxes	—	(90)	37
Net income (loss)	$5,353	$(4,385)	$(12,748)

Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.58	$(0.49)	$(1.57)
Income (loss) from discontinued operations, net of taxes	—	(0.01)	—
Net income (loss) per share – Basic	$0.58	$(0.50)	$(1.57)
Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.54	$(0.49)	$(1.57)
Income (loss) from discontinued operations, net of taxes	—	(0.01)	—
Net income (loss) per share – Diluted	$0.54	$(0.50)	$(1.57)

Weighted average shares - Basic	9,263,841	8,830,228	8,133,165
Weighted average shares – Diluted	9,901,223	8,830,228	8,133,165

INX INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31,
	2010	2009	2008
			(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$12,089	$13,247	$10,937
Accounts receivable, net of allowance of $651, $295, and $735, respectively	64,493	52,269	51,694
Inventory, net	3,239	7,527	3,610
Deferred costs	2,767	1,497	352
Deferred income taxes	4,146	—	—
Other current assets	960	1,106	1,059
Total current assets	87,694	75,646	67,652
Property and equipment, net	4,793	4,833	5,207
Goodwill	13,532	13,870	12,882
Intangible assets, net	1,015	1,760	1,721
Deferred income taxes	2,029	—	—
Other assets	75	257	—
Total assets	$109,138	$96,366	$87,462

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$178	$192	$77
Accounts payable floor plan	41,129	44,561	40,002
Accounts payable	9,423	5,682	5,170
Accrued payroll and related costs	7,145	4,679	4,266
Accrued expenses	3,974	4,838	2,641
Deferred revenue	4,055	2,402	1,024
Other current liabilities	1,461	282	419
Total current liabilities	67,365	62,636	53,599
Non-current liabilities:
Non-current portion of capital lease obligations	55	216	163
Other liabilities	874	1,535	250
Total liabilities	68,294	64,387	54,012
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 15,000,000 shares authorized, 9,514,542, 9,103,253 and 8,709,304 issued and outstanding, respectively	95	91	87
Additional paid-in capital	57,777	54,269	51,359
Accumulated deficit	(17,028)	(22,381)	(17,996)
Total stockholders’ equity	40,844	31,979	33,450
Total liabilities and stockholders’ equity	$109,138	$96,366	$87,462